ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information:	KCSA Worldwide
Company Contact.	Lee Roth / David Burke
Ken Chymiak (9l8) 25l-2887	(212) 896-1209 / (212) 896-1258
David Chymiak (9l8) 25l-2887	lroth@kcsa.com / dburke@kcsa.com

ADDvantage Technologies Reports Fiscal 2007 Second Quarter Earnings

Quarterly Revenue of $16.0 Million - Net Income of $0.15 per share

BROKEN ARROW, Oklahoma, May 14, 2007 - ADDvantage Technologies Group, Inc. (AMEX: AEY), today announced its results for fiscal second quarter 2007.

For the three month period ended March 31, 2007, revenue was $16.0 million compared to $12.4 million in the second quarter of fiscal 2006, an increase of 29%, and matches the Company’s largest quarter of revenues.

Net income attributable to common stockholders in the second quarter of 2007 was $1.6 million, or $0.15 per diluted share, compared to $0.9 million, or $0.09 per diluted share, in the year-earlier period, an increase of 78%.

For the six months ended March 31, 2007, revenue totaled $30.8 million versus $27.2 million for the first six months of 2006, representing an increase of 13.2%. Net income attributable to common stockholders for the period was $3.0 million, or $0.29 per diluted share, an increase of 25% over net income of $2.4 million, or $0.24 per diluted share, for the first six months of fiscal 2006.

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, “We are extremely pleased with our performance in the second quarter. A significant portion of our revenue growth came from new product sales to several large MSOs in the Midwest that are making capital improvements to increase the bandwidth of their communication signals. These capital projects are also making available used products that we have been able to purchase, refurbish and resell to other customers, resulting in increased refurbished product sales for the quarter. We experienced further growth in sales of refurbished products as a result of sales of our legacy digital converter boxes. During the quarter we sold 9,000 converter boxes, bringing the total number of converter boxes sold year-to-date to approximately 16,000.”

Mr. Chymiak added, “At the end of the quarter, we had approximately 80,000 digital converter boxes in our inventory. While we expect to see an increase in sales of these boxes to our U.S. customers as we approach the upcoming July 1, 2007 FCC ban on the sale of legacy boxes, our recent sales activity has shown us that there is a large international market for refurbished digital boxes where no ban exists. There is risk that after the July 1, 2007 FCC ban date, the normal attrition of legacy boxes in the U.S. market will produce a surplus that will drive down pricing in the international market. If this happens, our margins on digital converter box sales will be impacted. However, we expect the sales prices for the refurbished legacy digital converter boxes will remain above our investment costs.”

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 pm EST, May 14, 2007. A live audio of the call will be accessible to the public. The dial-in number for the conference call is (877) 407-0782 or (201) 689-8567 for international participants. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through May 28, 2007, at (877) 660-6853 (domestic) or (201) 612-7415 (international), (Account number: 286)(Passcode: 240216). The online archive of the webcast will be available on the Company’s website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat Corporation, ADDvantage Technologies Group of Nebraska, Inc., NCS Industries, Inc., ADDvantage Technologies Group of Missouri, Inc., ADDvantage Technologies Group of Texas, Tulsat-Atlanta, LLC, Jones Broadband International, Inc. and Tulsat-Pennsylvania LLC. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDvantage Technologies Group, Inc
Statement of Operations

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Revenues	16,040,551	12,419,157	30,789,068	27,172,768

Operating Income	3,027,479	1,772,923	5,801,668	4,666,461

Net income	1,771,254	1,076,798	3,409,533	2,818,392

Net income attributable
to common stockholders	$1,561,254	$866,798	$2,989,533	$2,398,392

Earnings per share:
Basic	$0.15	$0.09	$0.29	$0.24
Diluted	$0.15	$0.09	$0.29	$0.24

Shares used in per share calculation
Basic	10,233,756	10,133,147	10,233,256	10,122,685
Diluted	10,248,254	10,172,143	10,250,896	10,182,106